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                                 AMENDMENT NO. 1
                           TO SUIZA FOODS CORPORATION
                      EXECUTIVE DEFERRED COMPENSATION PLAN
                            EFFECTIVE JANUARY 1, 2000


         This Amendment No. 1, effective January 1, 2000 unless otherwise noted herein, is adopted by Suiza Foods Corporation (the "Company"), a corporation formed under the laws of the State of Delaware.

         WHEREAS, the Company established the Suiza Foods Corporation Executive Deferred Compensation Plan (the "Plan") for the exclusive benefit of a select group of management and highly compensated employees of the Company and its Affiliates effective July 1, 1999;

         WHEREAS, the Company now desires to amend the Plan to add a limited ability to invest in Company stock;

         WHEREAS, the Company desires to make certain other amendments to the Plan to clarify that employees of employers who are not members of the same controlled group of entities with the Company are also eligible to participate in the Plan;

         NOW, THEREFORE, the Company hereby amends the Plan as follows:


         1. Section 1.2 is hereby amended effective July 1, 1999 to read as follows:

                  "Affiliate" shall mean a member of a controlled group of corporations (as defined in Section 414(b) of the Code), a group of trades or businesses (whether or not incorporated) which are under common control (as defined in Section 414(c) of the Code), or an affiliated service group (as defined in Section 414(m) of the Code) of which the Company is a member; any entity otherwise required to be aggregated with the Company pursuant to Section 414(o) of the Code or the regulations issued thereunder; and any other entity in which the Company has an ownership interest and to which the Company elects to make participation in the Plan available.

         2. Article I is hereby amended by adding Section 1.18 to the end thereof reading as follows:

                  1.18 "Company Stock" shall mean the common stock of the Company.

         3. Article III of the Plan is hereby amended by adding the following
Section 3.5 to the end thereof:

                  3.5 In addition to the other investments which the Participant may designate in which such Participant's Account shall be deemed to be invested for the purposes of determining the amount of earnings to be credited to that Account, a Participant who is an Executive Officer of the Company or a Chief Operating Officer of an Affiliate may designate that all or a portion of such Participant's bonus be deemed to be invested in Company Stock. If a Participant makes such an election, the Committee shall credit to the Participant's Account the number of shares that could have been purchased on the open market using the closing price on the date on which the bonus otherwise would have been paid and applying a 15% discount to the purchase price. If the Participant makes such a designation with respect to a bonus, such designation shall remain in force throughout the Participant's participation in the Plan and the Participant shall not be entitled to change such designation. A Participant who makes such a designation with respect to bonuses paid in one year can make another investment designation for bonuses paid in other years.


                              Exhibit 4.2 - Page 1

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         4. Section 4.3 is hereby amended to read as follows:

                  4.3 Except as provided in Section 4.4, after a Participant's termination of employment for any reason other than death or Disability, such Participant shall be entitled to the entire value of all amounts credited to the Account of such Participant, determined as of the Valuation Date coincident with or preceding the date of distribution.

         5. Article IV is hereby amended by adding the following Section 4.4 to the end thereof:

                  4.4 If a Participant has designated that all or a portion of a bonus that otherwise would be paid to such Participant shall be deferred pursuant to the Plan and deemed to be invested in Company Stock, then the following rules shall apply to that portion of the Participant's Account:

                  (1) If the Participant becomes entitled to a distribution from the Plan and such distribution is as a result of the Participant's termination of employment because of death, Disability, or retirement on or after age 65, then such Participant shall be entitled to a distribution of the portion of his Account which is deemed to be invested in Company Stock and such distribution shall be made in shares of Company Stock.

                  (2) If a Participant is entitled to a distribution for a reason other than death, Disability, or retirement on or after age 65, or if a Participant elects to take an in-service withdrawal as authorized in Article VI, the Participant shall be entitled to receive:

                           (a) 100% of any Company Stock that has been credited
                  to the Participant's account for two or more years as of the date of the termination or request for withdrawal, as the case may be, and

                           (b) 85% of the number of shares of Company Stock
                  which have not been credited to such Participant's Account for at least two years as of the date of termination or request for withdrawal, as the case may be.

         All distributions or withdrawals of the portion of a Participant's Account which is deemed to be invested in Company Stock shall be made solely in shares of Company Stock, plus cash for any fractional shares. In the case of an in-service withdrawal, the reductions and limitations of Article VI shall apply to the amount determined pursuant to this
         Section 4.4(2).

         6. The first paragraph of Section 5.1 is hereby amended to read as follows:

                  5.1 In the case of a Participant who terminates employment with the Company, the amount credited to the Participant's Account (provided it is more than $25,000) shall be paid in cash (except as otherwise provided in Section 4.4), to the Participant, at the time the distribution of the Account is to commence, from among the following optional forms of benefit as elected by the Participant on the form provided by Company upon his or her initial participation in the Plan:

                  (1) a lump sum distribution;
                  (2) substantially equal annual installments over five (5)
                      years;
                  (3) substantially equal annual installments over ten (10)
                      years; or
                  (4) substantially equal annual installments over fifteen (15)
                      years.

         If a portion of the Participant's Account is invested in Company Stock, and an installment form of payment is elected, then the distribution shall be deemed to be made on a pro rata basis out of the other investment options in which amounts credited to a Participant's Account are deemed to be invested first, and then, after all such other amounts are distributed, from the portion of the Participant's Account which is deemed to be invested in Company Stock. Notwithstanding the Participant's distribution election, if the amount credited to a Participant's Account is $25,000 or less, at the time distribution of the Account is to commence, payment will be made in a lump sum, and even if installment payments have commenced under this Section 5.1, at such time as the value of such


                              Exhibit 4.2 - Page 2

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         remaining amounts is $25,000 or less, all remaining amounts credited to a Participant's Account shall be distributed in a lump sum.

         7. Section 5.2 is hereby amended to read as follows:

                  5.2 Payment of a Participant's benefit on account of death shall be made in a lump sum delivered in cash except as otherwise provided in Section 4.4. Payment of a Participant's death benefit shall be made to the Beneficiary of such Participant as soon as practicable following the Committee's receipt of proper notice of such Participant's death.

         8. The last sentence of Section 6.1 is hereby amended to read as follows:

                  All hardship withdrawals shall be paid in a lump sum delivered in cash or in shares of Company Stock, to the extent that Section 4.4 applies.

         9. The last sentence of Section 6.2 is hereby amended to read as follows:

                  Any withdrawals under this Section 6.2 shall be made in a single lump sum delivered in cash or in shares of Company Stock, to the extent that Section 4.4 applies.

         10. The first paragraph of Section 6.3 is hereby amended to read as follows:

                  6.3 (UNSCHEDULED IN-SERVICE WITHDRAWALS): Notwithstanding any other provision herein to the contrary, prior to the end of any calendar month, a Participant who is actively employed or has started receiving installment payments, (as provided in Section 5.1 above) may elect to accelerate the date on which payment of his benefit hereunder would otherwise be made, using a form provided by and filed with the Committee. Upon such election, the amount to which such Participant is entitled shall be any whole percentage, from ten percent (10%) to ninety percent (90%) of the benefit otherwise payable hereunder, which shall be distributed in one lump sum, in cash (or in shares of Company Stock to the extent that Section 4.4 applies), as soon as administratively practicable after the end of the calendar month in which the early distribution election is made. Ten percent (10%) of any amounts withdrawn from such Participant's Account shall be forfeited as of the date of such distribution.

         11. Section 6.4 is hereby amended to read as follows:

                  6.4 Withdrawals shall be charged pro rata to the investment options in which the amounts credited to a Participant's Account are deemed to be invested pursuant to Section 3.4 hereof. If a withdrawal exceeds the amount of a Participant's Account which is deemed to be invested pursuant to Section 3.4 hereof, then such withdrawals shall be charged to the portion of the Participant's Account which is deemed to be invested in Company Stock as provided in Section 3.5 hereof.

         IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to be executed this 16th day of November, 1999.

                              COMPANY:

                              SUIZA FOODS CORPORATION



                              By: /s/ Michelle P. Goolsby
                                  ----------------------------------------------
                                  Michelle P. Goolsby, Executive Vice President


                              Exhibit 4.2 - Page 3